UNITED STATES

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BJ Services Company

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BJ COMBINATION UPDATE

ISSUE 1 SEPTEMBER 11, 2009

Staying Informed

The planned combination of BJ Services Company and Baker Hughes begins a process of legal, financial and organizational decisions that will affect employees of both organizations. The purpose of the Combination Update news bulletin is to minimize confusion surrounding the transition by keeping BJ employees informed about the facts. Employees are encouraged to communicate these facts to friends, vendors and customers along the way.

What to Expect in Future Editions

BJ Services will update this bulletin as new information is available. Along with answers to frequently asked questions, future editions may include:

Updates from BJ’s executive management team

Status reports on the proposed merger

Strategies for blending the two organizations

As employees, you must work to ensure that unsubstantiated rumors do not persist. Communicate only the facts about the companies’ planned combination and send your questions and comments to BJ Services management.

Ask Questions

Employees can present questions to BJ Services management through a dedicated e-mail account at combo.update@bjservices.com. We may not be able to answer every question fully but each edition of Combination Update will provide responses to frequently asked questions and present information on new developments related to the transition. Find answers to an initial series of frequently asked questions on pages 2 and 3 of this edition.

Combination Agreement Brings Opportunities

BJ Services Company and Baker Hughes have pioneered major technologies in the oil and gas services industry with remarkably little overlap in our product lines. In fact, we have a history of joining forces on large projects and developing complementary technologies to advance our customers’ portfolios.

The proposed merger of our two companies, which was announced on August 31, presents opportunities to further integrate our capabilities and aggressively compete in the oil and gas services market. In particular, we gain opportunities for international growth and professional development by creating a larger, stronger company.

Executives from both companies recently met with Houston-area employees and provided a brief presentation on the proposed merger and the benefits that both companies will see once the process has been finalized. Additional presentations and/or townhall meetings may be planned for other offices throughout the world to help ensure ongoing communication.

What to Remember

BJ Services and Baker Hughes will continue to operate independently until the merger has been approved by the shareholders and legally finalized.

BJ Services personnel may not contact anyone at Baker Hughes regarding the combination until the transaction is complete.

In the interim, employees should continue to work together in the normal course of business on integrated projects, and independently of Baker Hughes on other projects.

COMBINATION UPDATE PAGE 1 | SEPTEMBER 11, 2009

Frequently Asked Questions

1. Why is this good news for BJ Services?

Baker Hughes has a worldwide presence that will help accelerate BJ Services’ international growth. In addition, BJ will have access to Baker Hughes’ broad services platform, scale and reach. Together, we will be a clear market leader in oilfield services and will be able to compete on integrated projects, which are becoming more common in the industry.

Baker Hughes is committed to growing our business. Being part of a larger, stronger organization will provide us with resources and opportunities that would not be available to BJ otherwise.

2. Why does Baker Hughes want to merge with BJ Services?

Baker Hughes is committed to building out its portfolio to help customers extract more value from the reservoir. BJ Services’ businesses are highly complementary to Baker Hughes’ businesses and will make the combined company a clear market leader in oilfield services. BJ’s pressure pumping business will be Baker Hughes’ largest product line, accounting for about 20% of the combined company’s revenues.

Baker Hughes will be able to cut costs by capturing consolidation benefits, while maintaining the majority of BJ Services’ jobs. At the same time, the combined company will be able to grow revenues thanks to a more comprehensive services offering for integrated projects around the world.

Finally, the companies share similar corporate cultures and have a long history of partnering on projects. This combination will solidify that relationship.

3. How will the companies be combined?

Please keep in mind that this combination was announced on August 31, which is only the first step in the process. Before the companies are combined, certain conditions, such as stockholder and regulatory approvals, must be met. We expect the deal to close by the end of the calendar year. Until then, you should see very few changes and should continue to perform your duties as usual. This is important to make the transition as smooth as possible.

In the months leading to the close, both companies will work together to define the most effective way to combine our businesses. We are both committed to ensuring that, through this transition period, our customers see no deterioration in service quality. We count on your help in this respect.

4. What will happen to employee benefits?

Once the deal closes, BJ Services’ employees who join Baker Hughes will be eligible for Baker Hughes’ benefit programs. Baker Hughes offers competitive benefits packages around the world; employees will receive information about those as soon as practical.

5. Will I get service credit for my time worked with BJ Services?

Subject to applicable laws, Baker Hughes intends to grant credit for past service with BJ Services when determining eligibility and vesting for the employee benefit plans offered by Baker Hughes in which BJ Services employees would be eligible to participate. This would include vacation, sick leave and other paid time off policies.

Final decisions have not been made about the specific changes that will be made to each employee benefit plan or policy. However, in all cases, the applicable plan documents or policies will govern rather than this document. You will be notified about any plan amendments or policy changes that affect you.

COMBINATION UPDATE PAGE 2 | SEPTEMBER 11, 2009

Frequently Asked Questions

6. Will Baker Hughes or BJ Services employees be laid off as a result of the transaction?

Most employees of both companies will remain with the combined company. Until the deal closes, the companies will continue to operate independently.

7. Will employees reporting structure change?

Until the deal closes, you will see no changes; so please continue to report to the same people. Employees will be notified of any changes to their job functions or reporting structures as soon as practical.

8. Will the recession and industry downturn have an impact on the merger?

We believe that this combination will help both companies emerge stronger as the market recovers. In addition, the combined company will be equipped with a more complete product and service offering for our customers, helping us to compete for future business as the industry recovers.

9. What should I tell customers about what this deal means for them?

This deal is great news for customers of both companies. The combined company will have a more complete service offering that will better help them extract value from their reservoirs. Please assure customers that they can continue to count on you and BJ Services without interruption, and that we look forward to offering them more integrated services and an enhanced global presence in the coming months.

10. Can we talk to Baker Hughes management or employees?

Until the transaction closes, we should avoid communicating with Baker Hughes personnel. No attempt should be made to collaborate with Baker Hughes beyond existing partnerships. If you are approached by someone from Baker Hughes regarding a commercial opportunity, please notify your manager. Any conversations about employment matters with Baker Hughes management will be arranged through BJ Services’ Human Resources department until the transaction closes.

11. Where can I find more information?

Please review the materials at www.premieroilservices.com for more information. In addition, you will be receiving updates on the transition process in the coming months. Please be aware that we do not have all the answers right now.

Executives from both BJ Services and Baker Hughes are in the early stages of forming merger transition teams. The purpose of these teams is to disseminate information to Baker Hughes management regarding BJ Services’ organization and the way our support organizations are structured. The teams will be comprised of directors and managers from BJ and similar department heads and management from Baker Hughes. The teams will help ensure that the newly combined company adopts best practices based on input from both organizations. Dave Dunlap, Executive Vice President and Chief Operating Officer, will coordinate BJ’s participation in the transition teams.

COMBINATION UPDATE PAGE 3 | SEPTEMBER 11, 2009

Important Information

In connection with the proposed merger, Baker Hughes Incorporated (“Baker Hughes”) will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that will include a joint proxy statement of Baker Hughes and BJ Services Company (“BJ Services”) that also will constitute a prospectus of Baker Hughes regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF BAKER HUGHES AND BJ SERVICES ARE URGED TO CAREFULLY READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING BAKER HUGHES, BJ SERVICES AND THE PROPOSED TRANSACTION. A definitive joint proxy statement/prospectus will be sent to security holders of Baker Hughes and BJ Services seeking their approval of the proposed transaction. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when available) and other documents filed by Baker Hughes and BJ Services with the SEC at the SEC’s web site at www.sec.gov.

The joint proxy statement/prospectus and such other documents (relating to Baker Hughes) may also be obtained from Baker Hughes for free (when available) from Baker Hughes’ web site at www.bakerhughes.com/investor or by directing a request to: Baker Hughes Incorporated, 2929 Allen Parkway, Suite 2100, Houston, TX 77019, Attention: Corporate Secretary, or by phone at (713) 439-8600. The joint proxy statement/prospectus and such other documents (relating to BJ Services) may also be obtained from BJ Services for free (when available) from BJ Services’ web site at www.bjservices.com or by directing a request to: BJ Services Company, P.O. Box 4442, Houston, Texas 77210-4442, Attention: Investor Relations, or by phone at (713) 462-4239.

Baker Hughes, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from Baker Hughes’ stockholders in connection with the proposed transaction. Information regarding such persons and a description of their interests in the proposed transaction will be contained in the joint proxy statement/prospectus when it is filed with the SEC.

BJ Services, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from BJ Services’ stockholders in connection with the proposed transaction. Information regarding such persons and a description of their interests in the proposed transaction will be contained in the joint proxy statement/prospectus when it is filed with the SEC.

Except for the historical information set forth in this document, the matters discussed in this document are forward-looking statements that involve certain assumptions and known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Baker Hughes and BJ Services, including expected future financial and operating results, anticipated accretion to Baker Hughes’ earnings per share arising from the transaction, the expected amount and timing of cost savings and operating synergies, whether and when the transactions contemplated by the merger agreement will be consummated, the new combined company’s plans, market and other expectations, objectives, intentions and other statements that are not historical facts.

The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approvals for the transaction and the approval of the merger agreement by the stockholders of both parties; the risk that the cost savings and any other synergies from the transaction may not be realized or take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the ability to successfully integrate the businesses; unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; the inability to retain key personnel; continuation or deterioration of current market conditions; future regulatory or legislative actions that could adversely affect the companies; and the business plans of the customers of the respective parties. Additional factors that may affect future results are contained in Baker Hughes’ and BJ Services’ filings with the SEC, which are available at the SEC’s web site www.sec.gov. Except as required by law, neither Baker Hughes nor BJ Services intends to update or revise statements contained in these materials based on new information, future events or otherwise.